JOINT VENTURE AGREEMENT

This Agreement is entered into effective as of this 18th day of March 2003 by and between Enova Systems, Inc., a corporation organized and existing under the laws of the State of California, U.S.A., with its principal place of business at 19850 South Magellan Drive, Torrance CA 90502 (hereinafter referred to as "ENOVA") and Hyundai Heavy Industries Co., Ltd., a corporation organized and existing under the laws of the Republic of Korea, with its principal place of business at Ulsan, Korea (hereinafter referred to as "HHI").

                                   WITNESSETH

WHEREAS, ENOVA is engaged in research, development, sales and marketing of power management, conversion and propulsion systems for electric, hybrid-electric and fuel cell vehicles; and

WHEREAS, HHI is engaged in design, development and manufacture of electrical equipment such as switchgears, transformers, circuit breakers, instrumentation and control system, power electronics, motors and generators; and

WHEREAS, ENOVA and HHI desire to collaborate by establishing and funding a joint venture company ("JVC") to which ENOVA and HHI will license certain of their respective technologies to the JVC, pursuant to the License and Technology Transfer Agreements in form and substance as set forth in Exhibits B-1 and B-2 attached hereto (the "Licenses"), in consideration of HHI investing $6,000,000 ($3,000,000 directly in ENOVA and $3,000,000 in the JVC), pursuant to Stock Purchase Agreement substantially in form and substance attached hereto as Exhibit A (the "Stock Purchase Agreement") and ENOVA investing $2 million in the JVC; and

WHEREAS, the JVC shall engage in the research and development of certain power conversion and power management technology and products, including electric vehicle products and distributed generation systems as set forth herein, and shall grant licenses of its technologies to HHI and ENOVA to manufacture and market products as more fully set forth in Exhibits C-1 and C-2 attached hereto (the "Manufacturing and Sales Agreements").

NOW, THEREFORE, in consideration of promises and covenants hereinafter set forth, ENOVA and HHI agree as follows:

                             Article 1. Definitions

For the purposes of this Agreement, the following terms shall have the following meanings respectively:

1.1 The term "Agreement " shall mean this Joint Venture Agreement.

1.2 The term "Agreement Date" shall mean the effective date of this Agreement as set forth in the preamble above.

1.3   The term "Parties" shall mean ENOVA and HHI.

1.4 The term "JVC" shall mean that joint venture company to be incorporated under the laws of the State of California by the Parties in the manner provided in this Agreement.

1.5 The term "Related Agreements" shall mean those agreements to be incorporated into this Agreement as exhibits which are to be entered into between or among ENOVA, HHI and/or the JVC, as the case may be, pursuant to Article 3 hereof.

1.6 The term "Products" shall mean those products set forth on Schedule 1 attached hereto.

1.7 Unless specifically provided to the contrary, all amounts referred to in this Agreement are in United States Dollars.


                           Article 2. Formation of JVC

2.1 Formation. As soon as practically possible after the Agreement Date, but in no event later than ninety (90) days after the Agreement Date, provided that all of the Related Agreements referred to in Article 3 have been executed by the Parties, the Parties shall cause the JVC to be organized and registered under the laws of the State of California. The Parties shall closely cooperate and consult with each other with respect to the procedures and particulars of the organization and registration of the JVC. The JVC will be a close corporation and the initial registered principal office of the JVC shall be located at 19850 South Magellan Drive, Torrance CA 90502.


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

2.2 Articles of Incorporation. At the time of the organization and registration of the JVC, the Parties shall cause the JVC to adopt the Articles of Incorporation and Bylaws annexed hereto and marked as Exhibits D-1 and D-2, respectively (collectively, the Articles and Bylaws to be hereinafter referred to as the "Charter Documents").

2.3 Paid-in Capital. JVC shall have a paid-in capital of US Five Million Dollars (USD 5,000,000) consisting of five million shares (5,000,000) of common stock. HHI shall subscribe to and pay US Three Million Dollars (USD 3,000,000) for three million shares (3,000,000) amounting to sixty percent (60%) of JVC common stock shares and ENOVA shall subscribe to and pay US Two Million Dollars (USD 2,000,000) for two million shares (2,000,000) amounting to forty percent (40%) of JVC common stock shares. The subscription shall take place in the following manner:

        A. At the time of incorporation of JVC, HHI shall wire transfer [REDACTED]* to the bank account of JVC [REDACTED]* and at the same time, shall wire transfer [REDACTED]* to the bank account of ENOVA pursuant to the Stock Purchase Agreement attached as Exhibit A hereto.

        B. One year following the Agreement Date, HHI shall wire transfer [REDACTED]* to the bank account of JVC [REDACTED]* and at the same time, shall wire transfer [REDACTED]* to the bank account of ENOVA pursuant to the ENOVA Stock Purchase Agreement attached as Exhibit A hereto.

        C. From the above transactions and as pursuant to the Stock Purchase Agreement, ENOVA shall be deemed to have subscribed to and purchased forty percent (40%) of JVC common stock shares and HHI shall be deemed to have subscribed to and purchased sixty percent (60%) of JVC common stock shares. Moreover, as consideration of HHI paying US Two Million Dollars (USD 2,000,000) on behalf of ENOVA for ENOVA's subscription of JVC's common stock shares, HHI shall be deemed to have purchased ENOVA's common stock shares equivalent to US Three Million Dollars (USD 3,000,000).

2.4 Formation Costs. Expenses incurred by each Party up to the Agreement Date, including travel expenses and legal fees, shall be borne by the Party so incurring such expenses. After the Agreement Date, all costs and expenses of the formation of JVC, to the extent the same are not incurred or assumed by the JVC, be borne equally by the Parties.


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

                         Article 3. Related Agreements

Immediately after the formation and registration of the JVC, including but not limited to filing of the Articles of Incorporation ("Exhibit D-1") and adoption of the Bylaws (Exhibit D-2") by the JVC, the following agreements shall be entered into between the relevant Parties.

    A.  The Stock Purchase Agreement ("Exhibits A");

    B.  The License and Technology Transfer  Agreements  (Exhibits B-1 and B-2);
        and

    C.  The Manufacturing and Sales Agreements (Exhibits C-1 and C-2).

                         Article 4. Organization of JVC

4.1 JVC Governance. The organization and governance of the JVC shall be governed by the Charter Documents except as otherwise set forth in this Agreement. Notwithstanding anything set forth in the Charter Documents to the contrary, the following corporate actions shall require the written consent or authorization at a duly held meeting of the shareholders of the JVC holding at least seventy-five percent (75%) of the outstanding shares in the JVC:

        A. Any amendment to the Charter Documents which has the effect of increasing or decreasing of the share capital of the JVC or the authorized number of directors of the JVC;

        B.  Any merger or other reorganization with another entity;

        C. Any dissolution of the JVC except pursuant to the termination of this Agreement in accordance with its terms;

        D.  Any sale of all or substantially all of the assets of the JVC; and

        E.  Any compensation of the Board of Directors.

4.2 Directors and the Board of Directors.

4.2.1 Except as otherwise required by mandatory provisions of law or provided for in the Charter Documents or this Agreement, responsibility for the management, direction and control of the JVC shall be vested in the Board of Directors.


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

4.2.2 The Board of Directors may delegate authority for management of the JVC to officers of the JVC in accordance with this Agreement and the Bylaws, resolutions duly passed by the Board of Directors and as consistent with the Articles of Incorporation and mandatory provisions of law.

4.2.3 The directors of the JVC shall be elected as provided in the Bylaws. The Bylaws of the JVC shall provide for the election of five (5) directors. It is understood and agreed by the Parties that three (3) of the directors of the JVC shall be individuals appointed by HHI and two (2) of the directors shall be individuals nominated by ENOVA. The term of directors shall be for one (1) year and directors shall be eligible for re-election as are consistent with applicable law and the Bylaws.

4.2.4 In the event of death, incapacity, prolonged illness, resignation or removal of a director prior to the completion of the term to which he was elected, the Board of Directors or shareholders shall vote their shares and take such other action as may be necessary to appoint or cause to be appointed a director nominated by the shareholder Party which originally elected such director as his replacement.

4.2.5 Meetings of the Board of Directors of JVC shall be convened and conducted not less than once during each calendar quarter of the JVC. Meetings of the Board of Directors shall be called by the President of the JVC or at the request of any member of the Board of Directors. Meetings of the Board of Directors shall be chaired by the President/CEO of JVC who shall be a member of the Board of Directors.

4.2.6      [REDACTED]*
A.         [REDACTED]*;
B.         [REDACTED]*;
C.         [REDACTED]*;
D.         [REDACTED]*;
E.         [REDACTED]*;
F.         [REDACTED]*;
G.         [REDACTED]*;
H.         [REDACTED]*;
I.         [REDACTED]*;
J.         [REDACTED]*;


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

K. [REDACTED]*; and
L. [REDACTED]*.

4.3 Officers and Employees of JVC.

      4.3.1 President/CEO. The JVC shall have a President/CEO responsible for day-to-day management and operation of the JVC, who shall be elected by the Board of Directors. The first President/CEO shall be nominated by ENOVA for approval by the Board of Directors for a two-year term. [REDACTED]*

      4.3.2 Vice President. The JVC shall have one (1) Vice President of Finance/CFO who shall be in charge of finance and accounting. The Vice President of Finance/CFO shall be appointed by HHI.

      4.3.3 Employees of JVC. As the Parties recognize the importance of the JVC obtaining the best available personnel for its success, during the first two (2) years of the JVC's formation, the Parties agree to use best efforts to assist, at no additional financial expense, the JVC in its efforts to locate and hire capable employees and the Board of Directors of the JVC shall have the right to approve the personnel employed by the JVC.

4.4 Financial Records and Fiscal Year.

      4.4.1. A single set of complete books of account shall be kept at all times by the JVC which shall accurately reflect its financial affairs. Such books shall be kept in accordance with GAAP and applicable U.S. Securities and Exchange rules and regulations. Major financial and operating statements, including balance sheets, income statements, statements of changes in financial position, and others as may be requested by the Parties from time to time, shall be prepared by the JVC and shall be furnished to each of the Parties on no less than a quarterly basis to insure that each party is reasonably able to comply with governmental regulatory obligations.

      4.4.2 The accounts and records of the JVC shall be audited at the end of each fiscal year and at the expense of the JVC by a firm of independent public accountants selected by agreement between the Parties.

      4.4.3 The Parties agree that each of them may at its own expense have the full right and power to


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

      examine, audit, inspect and copy the books, records, and accounts of the JVC during normal business hours. For this purpose, the JVC shall preserve all records relating to each fiscal year for a minimum period of seven (7) years.


                    Article 5. Business and Operations of JVC

      5.1 Business Scope. The business scope of the JVC shall be research and development of power conversion, power management, including electric vehicle products, distributed generation systems, manufacturing technology of such products, and other technologies which are deemed to be feasible and consistent with the terms and conditions of the Licenses (Exhibits B-1 and B-2) and the Manufacturing and Sales Agreements (Exhibits C-1 and C-2) and the products and technologies identified on Schedule 1 attached hereto and incorporated herein by reference. The JVC agrees not to develop, sell or license Products or technologies which would compete with either Party's existing products or technologies without the other Party's consent. Furthermore, in no event will the JVC develop, sell or license any Products or technologies that conflict with existing contractual obligations of either Party.

           5.1.1 [REDACTED]*.

           5.1.2 [REDACTED]*.

5.2 Assistance to JVC.

    5.2.1 Both Parties shall diligently assist the JVC for a period of two (2) years following formation of the JVC without financial cost:

           A. [REDACTED]*;
           B. [REDACTED]*;
           C. [REDACTED]*; and
           D. [REDACTED]*.

5.3 Grants by ENOVA and HHI to JVC.


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

     5.3.1 ENOVA and HHI shall each grant the JVC [REDACTED]* as set forth in the respective License and Technology Transfer Agreements (Exhibits B-1 and B-2). Each Party shall likewise be granted manufacturing and sales licenses from the JVC as set forth in the respective Manufacturing and Sales Agreements as set in Exhibits C-1 and C-2.

                              Article 6. Financing

6.1 Working Capital.

      6.1.1 If necessary, upon prior approval of a majority of the authorized number of the Board of Directors in accordance with applicable law, the JVC may obtain its necessary working capital over and above its original share capital by commercial borrowing. If, as a condition to granting any such loan, the lender requires guarantee(s), the Parties may undertake to provide the guarantee(s), each in proportion to its equity interest in the JVC as they may mutually agree in writing in their sole discretion.

      6.1.2 In the event the JVC is unable to borrow funds considered by HHI and ENOVA to be necessary, subject to approval by a majority of the authorized number of the Board of Directors of the JVC in accordance with applicable law, the Parties [REDACTED]* to the JVC the [REDACTED]* in the JVC up to such amounts as they may from time to time mutually agree upon in writing in their sole discretion. Each Party shall make each such loan to the JVC, unless otherwise mutually agreed in writing in their sole discretion , on the same terms and conditions regarding duration, interest, repayment and otherwise, as the corresponding loan made by the other Party.

6.2 Manner of Providing Additional Equity Capital. [REDACTED]*, upon approval of a majority of the authorized number of the Board of Directors in accordance with applicable law and the provisions of this Agreement. Upon the contribution of such capital to the JVC, the Parties shall [REDACTED]* to their contribution as agreed by both Parties in writing.

                Article 7. Other Matters Pertaining to JVC Stock

7.1 Preemptive Rights. ENOVA and HHI shall retain the preemptive right to subscribe and pay for


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

any shares of the JVC issued after the Agreement Date as more fully set forth in the Bylaws.

7.2 Transfers of Shares.

      7.2.1 Except as otherwise expressly provided for in this Article 7, the Parties mutually covenant and agree [REDACTED]* any of the shares of JVC held by them, or preemptive rights to new shares allotted to them, except
      (i) with the written consent of the other Party or (ii) as stipulated in this Agreement.

      7.2.2 No [REDACTED]*

      7.2.3 Each Party to the extent permitted by law hereby extends to the other Party a right of first refusal with respect to the sale of the shares of JVC held by it as set forth in the Bylaws of the JVC.


                       Article 8. Payment and Withholding

8.1 Manner and Place of Payments. Any and all payments to be made to ENOVA or HHI by the JVC in consequence of or in connection with the acts or transactions contemplated by this Agreement and the Related Agreements, including but not limited to dividends, royalties, interest payments, reimbursable expenses and repatriated capital, shall be made, except as otherwise provided herein, in United States Dollars, to ENOVA or HHI, as applicable, to the attention of the appropriate individual and address as ENOVA or HHI, as applicable, shall have specified by written notice or at such bank in Korea or the United States as may from time to time be designated by ENOVA or HHI, as applicable.

8.2 Withholding Taxes. Any sum required under California or U.S. Federal tax laws to be withheld by JVC for the account of ENOVA or HHI from payments due to ENOVA or HHI, as applicable, shall be withheld and shall be promptly paid by JVC to the appropriate tax authorities, and the Parties shall cause JVC to furnish ENOVA or HHI, as applicable, official tax receipts or other appropriate evidence issued by the State of California or U.S. Federal tax authorities sufficient to enable ENOVA or HHI, as applicable, to establish the payment of the taxes described above.

                    Article 9. Confidentiality of Information

9.1 Duty of Secrecy and Confidentiality. Except to the extent that disclosures may be permitted by any of the Related Agreements, each Party agrees to keep strictly secret and confidential all information obtained from the other Party or the JVC which is designated as confidential by said other Party or JVC, as the case may be until three (3) years after termination of this Agreement. To that end, all records, copies, reproductions, reprints and translation of such information shall be plainly marked to indicate the secret and confidential nature thereof and to prevent unauthorized use or reproduction thereof.

9.2 Limitations and Survival of Obligation. Such obligations, as undertaken by the Parties pursuant to this Article 9, shall survive termination of this Agreement and shall remain in effect and be binding on the Parties for a period of three (3) years after the termination of this Agreement except for information that becomes part of the public domain, is received from an independent source, or disclosure is required under applicable law or by governmental authority.


                       Article 10. Compliance with the Law

The Parties shall comply with and shall cause JVC to comply with all statutes, regulations, judicial or governmental agency orders or other laws of the State of California, U.S.A. or any other jurisdiction which are or may be applicable to JVC, and shall obtain and maintain all approvals, licenses and authorization necessary for JVC to conduct its business as it may from time to time be conducted.


                        Article 11. Term and Termination

11.1 Term. The term of this Agreement shall begin as of the Agreement Date and shall continue in force and effect for an indefinite term thereafter, until the JVC shall be dissolved or otherwise cease to exist as a separate entity, or until this Agreement is terminated earlier pursuant to the following provision of this Article 11.


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

11.2 Termination. This Agreement shall be terminated as provided below:

      11.2.1 Upon agreement in writing between the Parties to terminate this Agreement;

      11.2.2 By either Party if any of the conditions prior to signing will not have been met, or not have been waived in writing by the other Party prior to or on the Agreement Date;

      11.2.3 [REDACTED]*;

      11.2.4 Upon liquidation or dissolution of the JVC; or

      11.2.5 Upon a Party giving rise to an event listed below (referred to herein as the "Event of Default") unless waived in writing by the Non-Defaulting Party. For purposes of this Agreement, the Party giving rise to the Event of Default is referred to herein as the "Defaulting Party" and the Party not giving rise to the Event of Default is referred to herein as the "Non-Defaulting Party". Events of Default are as follows:

          A. [REDACTED]*;
          B. [REDACTED]*;
          C. [REDACTED]*;
          D. [REDACTED]*; or
          E. [REDACTED]*.

      11.2.6 Upon the rise of an Event of Default, Non-Defaulting Party may elect to terminate this Agreement upon written notice given within thirty
      (30) days after each Event of Default (except for Section 11.2.5 (D), whereupon the Party desiring to sell such assets or equity may notify the other Party of its intention to sell and the non-selling Party must make its termination election within thirty (30) days after such notice), and may thereafter elect one of the following options:

          A. The Defaulting Party will [REDACTED]*
          B. [REDACTED]*


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

11.3 Upon termination of the Agreement, the Licenses [REDACTED]* compliance with the Manufacturing and Sales Agreements and the Manufacturing and Sales Agreements shall [REDACTED]* except in accordance with their specific terms. Any ongoing royalties or other payments that would otherwise be payable to the JVC after dissolution shall be paid first to any creditors of the JVC and then paid to the shareholders of the JVC at the time of dissolution in accordance with their respective ownership interests in the JVC at the time of dissolution and applicable law.

11.4 Upon termination of the Agreement, no Party shall be discharged from and of its antecedent obligations or liabilities to the other Party provided herein or under any of the Related Agreements and confidentiality obligations as set forth in Article 9, unless otherwise agreed in writing by the Parties.

11.5 If either Party challenges or disagrees with the asserted basis of a termination hereunder, the termination will not be considered effective until after a decision of the arbitration tribunal, in accordance with the procedures of Article 12 hereto.



                           Article 12. Interpretation

12.1 Applicable Law. The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of California excluding that body of law known as conflicts of law.

12.2 Settlement of Dispute. Any dispute or conflict which may arise between the Parties, out of or in relation to or in connection with this Agreement or for the breach thereof which cannot be resolved between the Parties shall be referred to the board of directors of each such Party. Each board shall nominate one of its members to confer with a member nominated by the other Party and present to each board a recommended solution. If within thirty (30) days after receipt of such recommendation, the respective boards cannot agree with each other, then each Party shall be entitled to initiate the relevant arbitration procedures.

12.3 Arbitration. All disputes, controversies, or differences, that remain after the settlement of dispute procedure as provided in paragraph 12.2, shall be submitted to arbitration in Los Angeles under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA") by three arbitrators. The award rendered by the arbitrators shall be final and binding upon both Parties.

12.4 Effect of Headings. The headings to articles and paragraphs of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

12.5 Entire Agreement. This Agreement, with Related Agreements and exhibits, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supercedes and cancels any and all prior understandings or agreements, verbal or otherwise, in relation hereto, which may exist between the Parties. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties unless reduced to writing and executed by the respective duly authorized representatives of the Parties.

12.6 Waivers. No term or condition shall be deemed waived by any Party unless the waiver has been reduced to writing, and signed by the Parties and such waiver shall not constitute or be deemed a waiver of any other right hereunder or against any other failure to perform or breach hereof by such other Party, whether of a similar or dissimilar nature hereto.

12.7. Representations and Warranties. All representations and warranties made by either Party, whether by Party's officers, employees, agents, representatives and consultants, whether acting or not in their authorized capacity but so long as relied upon by the other Party relating to a material fact, shall be deemed to be an essential condition of this Agreement, the misstatement of which shall give cause to the non-defaulting Party to rescind this Agreement with the resulting legal consequences.


                            Article 13. Miscellaneous

13.1 No Agency. The Parties and JVC shall act in all matters pertaining to this Agreement as independent contractors and nothing contained herein shall constitute any Party or JVC the partner, agent or legal representative of any other Party or JVC.

13.2 Force Majeure. Not withstanding any other provisions of this Agreement, a Party shall not be liable to the other Party for any loss, injury, delay, damages or other casualty suffered or incurred by


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

the latter due to strikes, riots, storms, fires, explosions, acts of God, war, action of any governmental or any other cause beyond the reasonable control of the Party, and any failure or delay by either Party in performance of any of its obligations under this Agreement due to one or more of the foregoing causes shall not be a breach of this Agreement. However, each Party shall promptly notify the other Party of the occurrence of such force majeure condition. If such condition continues for longer than three (3) months, the Parties shall mutually consult about the appropriate modification of this Agreement. This provision shall not exempt any Party from its duty to perform the obligations under this Agreement as soon as practicable after a force majeure condition ceases to exist.

13.3 Severability. In the event any term or provision of this Agreement shall for any reason be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other terms or provisions hereof, and in such event, this Agreement shall be interpreted and construed as if such term or provision, to the extent, that shall have been held invalid, illegal or unenforceable, had never been contained herein.

13.4 Notices. Any notice or other communication required or permitted by this Agreement shall be made in the English language and shall be sufficiently given
(i) if delivered in person, on the date so delivered or (ii) if sent by telex or e-mail with confirmation of receipt or simultaneous confirmation sent by registered airmail, on the date so sent, to the following address or such other address as may be furnished by written notice by a Party to the other Party:

To HHI

     Mr. C. D. Lee Senior
     Vice President
     Electro-Mechanical Research Institute
     102-18, MABOOK-RI, KUSEOUNG-EUP,
     YONGIN-SHI, GYUNGGI-DO, KOREA 449-716

To ENOVA

     Mr. Carl D. Perry
     President
     Enova Systems Inc.

     19850 S. Magellan Drive, Torrance,
     CA 90502, U.S.A.

13.5 Use of Trademarks. It is understood and agreed that no Party's trademark, trade name, service mark, symbol or any other identification or any abbreviation, contraction or simulation thereof or reference to any Party or its customers shall be used in connection with any of JVC's products or in any of its or their advertising or promotional efforts without prior consultation with and approval of the relative Party.

13.6 Assignment. No Party shall have the right to assign by operation of law or otherwise any or all of its rights or obligations under this Agreement without the prior written consent of the other Party.

13.7 Survival. The Parties agree that the terms and conditions of this Agreement shall survive all legal acts contemplated herein. Any third party called upon to interpret and resolve any difference between the Parties to this Agreement in the future, even after the realization of the legal acts contemplated, shall be guided by the general principles of intention and general obligations set forth in this Agreement.

13.8 Exhibits. The Exhibits attached to this Agreement shall constitute the part
     --------
of this Agreement and

have same effect with this Agreement.

IN WITNESS WHEREOF, and having been approved by the Board of Directors of each Party, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first set above.


                                    Enova Systems Inc.

                           By __________________________________


                                    Hyundai Heavy Industries Co., Ltd.


                           By_________________________________

                                   Schedule 1

                       Technology and Product Development

1.1.1      [REDACTED]*

1.1.2      [REDACTED]*

1.1.3      [REDACTED]*

1.1.4      [REDACTED]*

1.1.5      [REDACTED]*

1.1.6      [REDACTED]*


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